Evoke Pharma Reports Third Quarter 2023 Financial Results

38% Revenue Increase Compared to Q2 2023; 88% Increase Year-Over-Year

Seventh Straight Prescription Fill Increase Since Q1 2022

21% Increase Compared to Q2 2023; 95% Increase Year-Over-Year

“Superiority of Nasal Spray Compared to Orally Administered Metoclopramide in Reducing Healthcare Costs in Treating Diabetic Gastroparesis Patients” Presented at The American College of Gastroenterology (ACG) 2023 Annual Meeting

SOLANA BEACH, CA., November 9, 2023 -- Evoke Pharma, Inc. (NASDAQ: EVOK), a specialty pharmaceutical company focused primarily on treatments for gastrointestinal (GI) diseases with an emphasis on GIMOTI® (metoclopramide) nasal spray, announced its financial results for the third quarter ended September 30, 2023, and recent corporate developments.

“Our execution across the business in the third quarter continues to improve and gain momentum. The perseverance and diligent efforts of our commercial team resulted in record net product sales of $1.6 million, an 88% year-over-year increase. We continue to see solid growth across our key sales metrics, including prescription fills, new prescription enrollments, and cumulative prescribers. As of September 30, there were a total of 1,572 prescribers, almost double from Q3 2022. In line with other metrics, our patient enrollment rate was up approximately 5% from the previous quarter. Prescription fills in Q3 2023 were also up 21% from Q2 2023,” commented David A. Gonyer, R.Ph., Chief Executive Officer of Evoke Pharma.

“Only since May of this year, we began sharing insights from our healthcare resource utilization data which provides a real world look at the merits of GIMOTI (nasal metoclopramide) over oral metoclopramide within the healthcare environment. Last month, at ACG, we were thrilled to expand upon the initial set of data and present to health care providers and key opinion leaders within the gastroenterology community a resulting cost savings of $15,000 per patient in their first 6 months of GIMOTI treatment that underscores the financial advantages of GIMOTI usage for patients and payers compared to oral metoclopramide. Additive to these conversations have been the popularity around GLP-1 agonist prescription therapies for diabetes and the frequency that our targeted health care providers see gastroparesis in these patients. Given the growing usage of GLP-1 agonists, we remain committed to ensuring that healthcare providers and patients are aware of the availability and beneficial use of GIMOTI for treating diabetic gastroparesis in adults." Mr. Gonyer continued.

“In addition, as the volume of inbound GIMOTI prescriptions continues to increase, the Company recently transitioned the prescription intake system service from vitaCare to ASPN Pharmacies effective November 6, 2023. Under the prior intake system, a meaningful number of approved prescriptions were unable to be filled due to narrow PBM pharmacy networks which precluded delivery of GIMOTI. ASPN currently has an extensive network of partners with broader PBM agreements which should drive increased GIMOTI revenue by maximizing our ability to fill prescriptions across various insurer pharmacy networks and ensure more eligible patients receive GIMOTI when needed.”

“Based on recent industry data, the Company believes that the GIMOTI prescription demand is much larger than what is currently being directed to our specialty pharmacy. Therefore, we are implementing additional retail pharmacy messaging programs to recapture prescriptions sent to retail pharmacies and properly guide them to be adjudicated and delivered directly to patients. As part of our patient-centric mindset as a company, we are always evaluating ways to improve GIMOTI’s patient accessibility. Taken together, with 2023 coming to a close, we believe we will be favorably positioned for 2024 to achieve our growth plan,” Mr. Gonyer concluded.

Third Quarter 2023 Developments and Recent Progress

Continued Presentations and Abstract Acceptances at Renowned Medical Meetings

•
Real-world healthcare utilization data demonstrating meaningful reduction of healthcare resources on GIMOTI usage versus oral metoclopramide presented in plenary oral session at American Neurogastroenterology and Motility Society 2023.
•
Presented healthcare resource utilization data including real world cost benefits in distinguished plenary session suggesting that GIMOTI meaningfully reduces healthcare expenses versus oral metoclopramide at ACG 2023.

Operational Changes

•
Transitioned e-prescription intake service from vitaCare to ASPN Pharmacies effective November 6, 2023.

Third Quarter 2023 Financial Review

For the third quarter of 2023, net product sales were $1,562,860 compared to $832,100 during the third quarter of 2022. We attribute the increase in net sales to the continuously increasing educational and promotional activities of the EVERSANA sales force.

For the third quarter of 2023, selling, general and administrative expenses were approximately $3.1 million compared to $2.6 million for the third quarter of 2022. The increases were due to higher professional fees and reimbursement and profit-sharing activity with EVERSANA.

Total operating expenses for the third quarter of 2023 were approximately $3.2 million compared to $2.7 million for the same period in 2022.

As of September 30, 2023, cash and cash equivalents were approximately $6.0 million. We believe, based on our current operating plan, that our existing cash and cash equivalents, as well as future cash flows from net product sales of GIMOTI, will be sufficient to fund our operations into at least the first quarter of 2024.

About Evoke Pharma, Inc.
Evoke is a specialty pharmaceutical company focused primarily on the development of drugs to treat GI disorders and diseases. The company developed, commercialized and markets GIMOTI, a nasal spray formulation of metoclopramide, for the relief of symptoms associated with acute and recurrent diabetic gastroparesis in adults. Diabetic gastroparesis is a GI disorder affecting millions of patients worldwide, in which the stomach takes too long to empty its contents resulting in serious GI symptoms as well as other systemic complications. The gastric delay caused by gastroparesis can compromise absorption of orally administered medications. Prior to FDA approval to commercially market GIMOTI, metoclopramide was only available in oral and injectable formulations and remains the only drug currently approved in the United States to treat gastroparesis.

Visit www.EvokePharma.com for more information.

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Safe Harbor Statement
Evoke cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negatives of these terms or other similar expressions. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding: Evoke’s cash runway; GIMOTI’s potential to reduce healthcare resource utilization by diabetic gastroparesis patents; and Evoke’s belief that GIMOTI can improve treatment of diabetic gastroparesis. The inclusion of forward-looking statements should not be regarded as a representation by Evoke that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Evoke’s business, including, without limitation: Evoke’s and EVERSANA’s ability to successfully drive market demand for GIMOTI; Evoke’s ability to obtain, maintain and successfully enforce intellectual property protection for GIMOTI; EVERSANA has the right to terminate its commercialization agreement in certain circumstances; the results of market research studies may not predict acceptance by patients, healthcare providers or payors; inadequate efficacy or unexpected adverse side effects relating to GIMOTI that could result in recalls or product liability claims; Evoke’s ability to obtain additional financing as needed to support its operations; Evoke is entirely dependent on the success of GIMOTI; Evoke’s dependence on third parties for the manufacture of GIMOTI; and other risks and uncertainties detailed in Evoke’s prior press releases and in the periodic reports it files with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Evoke undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor Contact:
Daniel Kontoh-Boateng
DKB Partners
Tel: 862-213-1398
dboateng@dkbpartners.net

Evoke Pharma, Inc.

Condensed Balance Sheets

Evoke Pharma, Inc
Condensed Balance Sheets

	September 30, 2023	December 31, 2022
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$5,964,826	$9,843,699
Accounts receivable, net	1,233,904	624,832
Prepaid expenses	37,855	952,954
Inventory, net	504,925	289,378
Other current assets	98,094	11,551
Total current assets	7,839,604	11,722,414
Operating lease right-of-use asset	13,370	129,074
Total assets	$7,852,974	$11,851,488

Liabilities and stockholders' equity
Current Liabilities:
Accounts payable and accrued expenses	$1,397,442	$934,312
Accrued compensation	829,669	591,158
Operating lease liability	13,370	129,074
Total current liabilities	2,240,481	1,654,544
Long-term liabilities
Note payable	5,000,000	5,000,000
Accrued interest payable	1,486,268	1,112,295
Total long-term liabilities	6,486,268	6,112,295
Total liabilities	8,726,749	7,766,839

Stockholders' equity (deficit):
Common stock, $0.0001 par value; authorized shares - 50,000,000; issued and outstanding shares - 3,343,070 at September 30, 2023 and December 31, 2022, respectively	334	334
Additional paid-in capital	120,577,928	119,731,458
Accumulated deficit	(121,452,037)	(115,647,143)
Total stockholders' equity (deficit)	(873,775)	4,084,649
Total liabilities and stockholders' equity (deficit)	$7,852,974	$11,851,488

Evoke Pharma, Inc.

Condensed Statements of Operations

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Net product sales	$1,562,860	$832,100	$3,504,636	$1,712,275
Operating expenses:
Cost of goods sold	34,908	89,775	142,855	180,310
Research and development	-	40,388	159,347	273,582
Selling, general and administrative	3,131,389	2,614,488	8,745,407	7,334,738
Total operating expenses	3,166,297	2,744,651	9,047,609	7,788,630
Loss from operations	(1,603,437)	(1,912,551)	(5,542,973)	(6,076,355)
Other income (expense):
Interest income	35,558	24,714	112,052	29,419
Interest expense	(126,028)	(126,027)	(373,973)	(373,973)
Total other (expense)	(90,470)	(101,313)	(261,921)	(344,554)
Net loss	$(1,693,907)	$(2,013,864)	$(5,804,894)	$(6,420,909)

Net loss per share of common stock, basic and diluted	$(0.51)	$(0.60)	$(1.74)	$(2.09)

Weighted-average shares used to compute basic and diluted net loss per share	3,343,070	3,343,070	3,343,070	3,077,145